Exhibit 23.15

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated October 3, 2011, with respect to the historical summary of gross income and direct operating expenses of 9320 Telstar Avenue for the year ended December 31, 2010, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the October 3, 2011 Form 8-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 14, 2012